AMENDMENT TO LOAN AGREEMENT


     This Amendment to loan Agreement ("Agreement") is made as of December 31, 2001, by and between American AgCredit, FlCA successor in interest to Pacific Coast Farm Credit Services, FlCA successor in interest to Pacific Coast Farm Services, ACA ("FlCA") and American AgCredit, PCA successor in interest to Pacific Coast Farm Credit Services, PCA successor in interest to Pacific Coast Farm Credit Services, ACA ("PCA") and Maui Land & Pineapple Company, Inc., a Hawaii corporation ("Borrower").

                          RECITALS

     A. Borrower and PCA entered into a loan agreement dated April 18, 1997 (the "Equipment Loan Agreement") whereby PCA made available to Borrower a revolving line of credit and term loan ("Loan") pursuant to the terms and conditions set forth in the Equipment Loan Agreement and evidenced by a promissory note dated April 18, 1997 in the amount of Five Million Dollars ($5,000,000.00). The Equipment Loan Agreement was amended on October 5, 1998, February 16, 2000, May 16, 2000, March 23, 2001, May 4, 2001
and August 10, 2001.

     B. Borrower and FLCA entered into a loan agreement dated June 1 I 1999 (the "Term Loan Agreement") which was amended on February 16, 2000, May 16, 2000 and March 23,
2001.

     C. Borrower, PCA and FLCA now wish to amend the Equipment Loan Agreement and the Term Loan Agreement to revise the definition of Consolidated Cash Flow to include cash distributions from and contributions to joint ventures. Additionally, Borrower and PCA wish to amend the Equipment Loan Agreement provision on Capital Expenditures to exclude Investments so that the provision is consistent with Borrower's other loans.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

     1.     The  definition  of  "Consolidated  Cash   Flow"
contained in Section 1 of both the Equipment Loan Agreement and the Term Loan Agreement is amended to read as follows:

          "Consolidated Cash Flow" shall mean, for  any
     period,  for  Borrower and its Subsidiaries  on  a
     consolidated  basis, the sum (without duplication)
     of:  (a) Consolidated Net Income; plus (b) the sum
     of  (i)  Equity in Losses of Joint Ventures,  (ii)
     extraordinary  non-  cash losses,  (iii)  interest
     expense  (including the interest  portion  of  any
     capitalized  lease obligations);  (iv)  depletion,
     depreciation,  and  amortization,  (v)  losses  on
     assets  sales  and (vi) actual cash  distributions
     from  joint  ventures; minus (c) the  sum  of  (i)
     Equity   in  Earnings  of  Joint  Ventures,   (ii)
     extraordinary   gains,  (iii)   non-cash   amounts
     resulting from Adjusted Gains on Asset Sales, (iv)
     Maintenance Capital Expenditures, (v) actual cash distribution to joint ventures, (vi) expenditures for other investments, (vii) partner advances to related entities, and (viii) Restricted Payments made during such period, other than Restricted
     Payments referred to in clause (iii) of the definition of Restricted Payments.

     3. Section 14(f) of the Equipment Loan Agreement is amended to read as follows:

          Make Capital Expenditures, other than Capital
     Expenditures  for  or  Investments  in  Borrower's
     "Kaahumanu   Center  Associates"  Subsidiary,   in
     excess of the following amounts:

          Year                In Excess of
          2000                $18,500,000
          2001                $13,500,000
          2002                $12,500,000

     4.   The Recitals are acknowledged as true and correct.

     5. Any capitalized term herein not otherwise defined shall have the meaning set forth in the Equipment Loan
Agreement and the Term Loan Agreement.

     6. The Borrower represents and warrants that, after giving effect to this Agreement, it is in compliance with the terms and conditions of the Equipment Loan Agreement and the Term Loan Agreement.

     7. Except as expressly modified or changed by this Agreement, the terms of the original Equipment Loan Agreement, the Term Loan Agreement as previously amended and modified, and all other related loan documents remain unchanged and in full force and effect. Consent by PCA and FLCA to the changes described herein does not waive their right to strict performance of the terms and conditions contained in the Equipment Loan Agreement and Term Loan
Agreement as amended, nor obligate them to make future changes in terms. Nothing in this Agreement will constitute a satisfaction of the Indebtedness. It is the intention of PCA and FLCA to retain as liable parties all makers, guarantors, endorsers of the original Indebtedness, unless such party is expressly released by PCA and FLCA in writing.


     8. The amendments set forth herein shall be binding when this Agreement has been signed and returned to the PCA and the FLCA.

     IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.




BORROWER:

MAUl LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation


By:  /S/ PAUL J. MEYER
      Paul J. Meyer
Title:  Executive Vice President/Finance

By:  /S/DARRYL Y.H. CHAI
      Darryl Y.H. Chai
Title:  Treasurer



PCA and FLCA

AMERICAN AGCREDIT, FLCA
and AMERICAN AGCREDIT, PCA


By:  /S/GARY VAN SCHUYVER
      Gary Van Schuyver
Title:  Vice President